Exhibit 5.1
                                                                    -----------

                                                                 August 19, 2002


Travelers Property Casualty Corp.
One Tower Square
Hartford, Connecticut  06183


Ladies and Gentlemen:

     I am General Counsel of Travelers Property Casualty Corp., a Connecticut corporation (the "Company"). I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of Two Million (2,000,000) shares of class A common stock, $.01 per share par value, and Five Million (5,000,000) shares of class B common stock, $.01 per share par value (the "Shares"), of the Company relating to the Travelers 401(k) Savings Plan (the "Plan").

     This opinion is being furnished in accordance with the requirements of
Item 601 (b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

     In connection with the foregoing, I or attorneys under my supervision have examined and relied on original or copies, certified or otherwise identified to our satisfaction, of (i) the minute books and stock records of the Company, (ii) the Restated Certificate of Incorporation and By-Laws of the Company, as amended, (iii) the Registration Statement, (iv) the Plan, (v) specimen certificates representing the Shares, and (vi) resolutions duly adopted by the Board of Directors of the Company relating to the Plan and the filing of the Registration Statement. In addition, I or attorneys under my supervision have reviewed such other documents and instruments and have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of this opinion.

     In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing I am of the opinion that the Shares to be issued under the Plan have been duly authorized and, when issued by the Company, delivered and paid for by the Plan, such Shares will be validly issued, fully paid and non-assessable.

     I am admitted to the bar in the State of Connecticut, and I do not express any opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America.



     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                                    Very truly yours,

                                                    /s/ James M. Michener

                                                    James M. Michener
                                                    General Counsel